TIERONE BANK
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

ARTICLE 1.
ESTABLISHMENT AND PURPOSE OF PLAN

        1.1    Establishment of the Plan. Effective as of December 20, 2007, the Deferred Compensation Plan (the “Prior Plan”) was amended and restated in its entirety. The Prior Plan was adopted as of August 15, 2002 and amended and restated as of July 27, 2006. This amended and restated plan shall be known as the Deferred Compensation Plan (the “Plan”) and shall in all respects be subject to the provisions set forth herein.

        1.2    Purpose of the Plan. The purpose of the Plan is to provide a deferred compensation arrangement and deferred bonus arrangement to a select group of management, highly compensated employees or members of the Board of Directors of the Employer. The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is being amended and restated in order to comply with the requirements of Section 409A of the Code and the final regulations issued by the IRS. No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

        1.3    TierOne Bank Supplemental Deferred Compensation Plan. The TierOne Bank (the “Bank”) Supplemental Deferred Compensation Plan (the “Supplemental Plan”) that was effective as of January 1, 1997 shall be merged into this Plan effective as of July 27, 2006. Accordingly, all deferrals and benefits under the Supplemental Plan subsequent to such date shall in all respects be subject to and governed by the provisions set forth herein. All benefits earned under the Supplemental Plan immediately prior to July 27, 2006 shall be credited to a Participant’s Deferred Compensation Account (as defined herein).

ARTICLE 2.
DEFINITIONS

        2.1    Beneficiary.“Beneficiary” means the person, persons or entity designated by the Participant, as provided in Article 5, to receive any benefits payable under the Plan.

        2.2    Board. “Board” means the Board of Directors of the Sponsoring Employer.

        2.3    Change in Control. “Change in Control” means a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company as provided under Section 409A of the Code and the regulations thereunder.

        2.4    Committee.“Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan pursuant to Article 3.

        2.5    Company. “Company” means TierOne Corporation, the owner of 100% of the issued and outstanding common stock of the Bank.

        2.6    Company Stock. “Company Stock” shall mean shares of common stock of the Company.

        2.7    Compensation. “Compensation” or “Total Compensation” means the Base Salary, Incentive Compensation, Stock Denominated Awards and Director Fees payable to a Participant during a Plan Year.

(a) Base Salary. “Base Salary” means all cash payable to a Participant by the Employer as remuneration for services rendered during a Plan Year, and shall be determined prior to any reduction for amounts deferred by a Participant under the Employer-sponsored 401(k) plan. Base Salary shall also be calculated so as to exclude any employer-matching contributions or other contributions to the Participant’s 401(k) plan account, as well as any other nontaxable and/or noncash compensation payable to the Participant by his/her Employer.

(b) Incentive Compensation. “Incentive Compensation” means any cash bonus paid to a Participant by the Employer during a Plan Year.

(c) Stock Denominated Award. “Stock Denominated Award” means a restricted stock award granted pursuant to the Company’s amended and restated 2003 Recognition and Retention Plan.

(d) Director Fees. “Director Fees” means any annual retainer fees, monthly Board fees, attendance fees or emeritus fees paid to current Directors or retired former Directors for their services as a Director of the Employer.

        2.8    Contribution Date. “Contribution Date” means the date a Participant would have received the Compensation or, if applicable, a Participant’s 401(k) account or ESOP account would have been credited, but for the Deferral Election.

        2.9    Declared Rate. “Declared Rate” means an interest rate determined from time to time by the Committee in its discretion which is based on the Employer’s three (3) or five (5) year certificate of deposit rate.

        2.10    Deferral Election. “Deferral Election” means a Participant’s written election to the Committee to defer any or all of his/her Base Salary, Incentive Compensation, Stock Denominated Award or Director Fees.

        2.11    Deferred Compensation. “Deferred Compensation” means the amount of Base Salary, Incentive Compensation, Stock Denominated Award or Director Fees deferred by a Participant pursuant to the Deferral Election in effect at the time of deferral.

        2.12    Deferred Compensation Account. “Deferred Compensation Account” means the account maintained on the books of the Employer with respect to the Plan. Each Deferred Compensation Account shall consist of the following sub-accounts: (i) Fixed Income Fund Account, (ii) Investment Fund Account, (iii) Stock Units Account; (iv) Director Fees Account and (v) such other sub-accounts as may be necessary to reflect such Plan Year’s allocation and such further sub-Accounts as the Committee may deem necessary. A Participant’s Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of any benefits payable to the Participant pursuant to this Plan. A Participant shall have no interest in his Deferred Compensation Account, nor shall it constitute or be treated as a trust fund of any kind.

        2.13    Determination Date. “Determination Date” means any date on which a debit or a credit is made to a Participant’s Deferred Compensation Account.

        2.14    Director. “Director” means any active member of the Board and any retired former Director who is servicing as a director emeritus.

        2.15    Disability. “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer (or would have received such benefits for at least three months if the Participant had been eligible to participate in such plan). The determination of the Board as to Disability shall be binding on a Participant.

        2.16    Employee. “Employee” means any person who performs services for the Employer and to whom the Employer pays Compensation on a regular basis.

        2.17    Employer. “Employer” means TierOne Bank or TierOne Corporation, as applicable, and any successor to the business thereof and any subsidiary whose board of directors adopts this Plan.

        2.18    Fixed Income Fund. “Fixed Income Fund” means an investment fund for Deferred Compensation (which shall include any deferral of Director Fees) which provides interest on the Deferred Compensation Account as set forth in Section 4.7(a) below.

        2.19    Investment Direction.“Investment Direction” means a Participant’s written direction to the Committee to invest the Participant’s Deferred Compensation Account in the Fixed Income Fund and/or the Investment Fund.

        2.20    Investment Fund. “Investment Fund” means an investment fund for Deferred Compensation (which shall include any deferral of Director Fees) consisting of investment in mutual funds and/or other marketable securities by a Participant; provided, however, said investment must be reported to the Employer from the broker on a consolidated statement.

        2.21    Participant. “Participant” means any Employee or Director of the Employer identified and selected for participation in the Plan by the Committee and who elects to defer compensation.

        2.22    Participation Agreement. “Participation Agreement” means the agreement in such form as may be determined by the Committee from time to time between the Employer and a Participant with respect to the Participant’s participation in the Plan.

        2.23    Payment Event. “Payment Event” shall have the meaning set forth in Section 5.1 below.

        2.24    Phantom 401(k) Contribution. “Phantom 401(k) Contribution” shall have the meaning set forth in Section 6.1 of this Plan.

        2.25    Phantom ESOP Contribution. “Phantom ESOP Contribution” shall have the meaning set forth in Section 6.2 of this Plan.

        2.26    Plan. “Plan” means the Deferred Compensation Plan, as amended and restated.

        2.27    Plan Year. “Plan Year” means a twelve (12) month period commencing each January 1 and ending each December 31, or such other Plan Year as determined by the Committee.

        2.28    Separation from Service. “Separation from Service” means a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Employer for a reason other than death or Disability. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

        2.29    Service Period. “Service Period” means any period of time during which a Participant performs services for which he/she earns Compensation during a Plan Year.

        2.30    Specified Employee. “Specified Employee” means a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) and as otherwise defined in Section 409A of the Code and the regulations thereunder.

        2.31    Sponsoring Employer. “Sponsoring Employer” means TierOne Bank.

        2.32    Spouse. “Spouse” means a Participant’s wife or husband who was lawfully married to the Participant prior to and at the time of the Participant’s retirement, disability, death or Separation from Service.

        2.33    Stock Units. “Stock Units” shall represent shares of Company Stock, with each Stock Unit representing one share of Company Stock.

        2.34    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (2) loss of the Participant’s property due to casualty, or (3) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of such distribution may not exceed the amounts necessary to satisfy the emergency. The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(c) by cessation of deferrals under the Plan.

ARTICLE 3.
ADMINISTRATION

        3.1    Committee; Duties.

        (a)    Generally. The Plan shall be administered by the Committee or any successor committee thereto appointed by the Board. Members of the Committee may be Participants under the Plan. The Committee shall also have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.

        (b)    Selection and Termination of Participants. The Committee shall identify and select Employees or Directors of the Employer or the Company who shall be eligible to participate in the Plan. The Committee may terminate participation of any Participant upon written notice to the Participant; provided, however that the effective date of such termination may be no earlier than January 1 following the date such written notice is provided.

        3.2    Agents. In the administration of the Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Employer.

        3.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

        3.4    Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

ARTICLE 4.
DEFERRED COMPENSATION ACCOUNT

        4.1    Enrollment Requirements; Deferred Compensation Account. Each Participant shall complete, execute and return to the Committee a Participation Agreement, Deferral Election and beneficiary designation form prior to the election deadlines set forth in Section 4.2 below. The Employer shall establish a Deferred Compensation Account for each Participant which shall be administered pursuant to the terms and provisions of this Plan. If the Sponsoring Employer serves as a common pay master, the Participation Agreements may be entered into by the Sponsoring Employer on behalf of the Employer.

        4.2    Timing of Initial Deferral Election.

        (a)    Generally. An election to defer Compensation must be received by the Committee prior to the date specified in this Section 4.2 of the Plan. Any elections to defer (i) Base Salary, Incentive Compensation or Director Fees must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exceptions provided in Sections 4.2(b) and 4.2(c) of the Plan, and (ii) Stock Denominated Awards must be made on or prior to the December 31 preceding the calendar year in which the restricted stock awards vest; provided that an election to defer a Stock Denominated Award may not be made after December 31, 2004 and no Stock Denominated Award may be deferred after December 31, 2005. Under no circumstances may a Participant defer Compensation to which the Participant has already attained, at the time of the deferral, a legally enforceable right to receive such Compensation.

        (b)    New Participant. Notwithstanding anything in the Plan to the contrary, in the case of the first year in which a Participant becomes eligible to participate in the Plan, elections to defer Compensation may be made for services to be performed subsequent to the election within thirty (30) days of the date a Participant first becomes eligible to participate in this Plan, with such elections in each case to be effective as of the immediately following payroll period of the Employer.

        (c)    Performance-Based Compensation Deferral. Notwithstanding anything in the Plan to the contrary, a Participant may make a performance-based compensation deferral election with respect to Incentive Compensation that otherwise qualifies as “performance-based compensation” under Section 409A of the Code. Such election must be made during such period as shall be established by the Committee which ends no later than six (6) months prior to the last day of the period over which the services giving rise to the Incentive Compensation are performed, provided that the Incentive Compensation is based on the performance by the Participant of services for the Employer over a period of at least twelve (12) months (whether or not paid in such performance period) and which qualifies as “performance-based compensation” under Section 409A of the Code. If the performance period is less than twelve (12) months, then any election to defer the Incentive Compensation for such period must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exception in Section 4.2(b) above.

        (d)     A Participant may not elect to change his or her Deferral Election that is in effect for a Plan Year. The Committee, at its discretion, may permit a Participant to change his or her Deferral Election for a subsequent Plan Year, provided that the subsequent Deferral Election is made on or prior to the December 31st preceding the calendar year in which such income shall be earned.

        4.3    Prior Elections. Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 4.4 below and such payment election becomes effective as set forth below. If no payment election was previously made, then the current payment election shall be deemed to be 120 monthly cash payments (240 monthly cash payments if the Participant is a Director) commencing as of the first day of the month following the lapse of six months after the Participant’s employment or service is terminated due to a Separation from Service, death or Disability.

        4.4    Transitional Elections Prior to 2009. On or before December 31, 2008, if a Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Employer, provided that any such election (1) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (2) must be made before the Participant has a Separation from Service or a termination of employment or service due to death or Disability, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Employer with respect to payments to be made due to a Separation from Service or upon a fixed date, (4) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (5) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

        4.5    Subsequent Payment Elections. A Participant may not change his payment election on or after January 1, 2009.

        4.6    Termination of Deferral Election. The Deferral Election of any Participant whose future participation in the Plan is terminated by the Committee shall be deemed terminated as of the first day of the Plan Year following such determination.

        4.7    Vesting. A Participant shall be one hundred percent (100%) vested in his/her Deferred Compensation Account at all times.

        4.8    Withholding. Any amounts required to be withheld from the Participant’s Deferred Compensation pursuant to federal, state or local law shall be withheld first from the non-deferred portion of the Participant’s Compensation and, to the extent necessary, from the Deferred Compensation. Upon the occurrence of a Payment Event, to the extent required by law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld pursuant to federal, state or local law.

        4.9    Investment Direction. At any time, a Participant may submit to the Committee a completed Investment Direction directing investment contributions in his/her Deferred Compensation Account in either the Fixed Income Fund or the Investment Fund. The Committee shall, as soon as reasonably possible, implement the investments as directed by the Participant. Neither the Committee nor the Employer shall be liable for any damages resulting from any loss in the value to a Participant’s Deferred Compensation Account for implementing the Investment Direction as soon as reasonably possible. “As soon as reasonably possible” shall mean at least two (2) business days following the day on which the Investment Direction is received by the Employer and, may, under the then current circumstances, constitute an additional period of time. Participants are not permitted to transfer amounts out of or into the Stock Units Account.

        4.10    Determination of Deferred Compensation Account. A Participant’s Deferred Compensation Account shall consist of an investment in the Fixed Income Fund, if applicable, the Investment Fund, if applicable, and Stock Units, if applicable. A Participant’s investment in either the Fixed Income Fund, the Investment Fund or Stock Units shall be maintained and administered as provided in Sections 4.10(a), (b) and (c) below.

        (a)    Fixed Income Fund. A Participant’s investment in the Fixed Income Fund shall be calculated as of each Determination Date and shall consist of the balance of the Fixed Income Fund as of the most recent Determination Date credited by an amount equal to the Deferred Compensation directed by the Participant to be invested in the Fixed Income Fund or otherwise required pursuant to this Plan to be invested in the Fixed Income Fund since the most recent Determination Date. Said Account shall be debited by the amount of any distributions from said Account since the most recent Determination Date. After adjustment as provided above, interest shall be credited to the Account at the Declared Rate.

        (b)    Investment Fund. At each Determination Date, a Participant’s investment in the Investment Fund shall be credited with the amount of Deferred Compensation directed by the Participant to be invested in the Investment Fund. In addition, a Participant’s investment in the Investment Fund shall be debited for all costs, fees or commissions assessed in connection with the purchase and sale of securities as directed by Participant.

        (c)    Stock Units. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, amounts which would otherwise be taxable income of a Participant as a result of the earning, vesting or such similar event with respect to Stock-Denominated Awards. In connection with such deferral of a Stock-Denominated Award, a Stock Units Account shall be established for such Participant. On terms determined by the Committee, the Stock Unit Account will, as of the date that taxable income from a Stock-Denominated Award would otherwise be recognized by a Participant, be credited with a number of share units corresponding to the number of shares of Company Stock represented in the amount of the Stock-Denominated Award being deferred hereunder. With respect to any fractional shares, the Committee may credit the Participant’s Fixed Income Fund Account or Investment Fund Account with such amount in lieu of depositing such fractional shares into the Stock Units Account. The Stock Units Account (i) may not be diversified, (ii) must remain at all times credited with units that represent Company Stock, and (iii) must be distributed solely in the form of Company Stock; provided, however, that in the event of any change in the outstanding shares of Company Stock by reason of any recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted either by the Committee in a reasonable manner to compensate for the change or by the agreement executed by the Company or the Bank with respect to such event, and any such adjustment shall be conclusive and binding for all purposes of the Plan.

(i) Investment Return. Appreciation and depreciation in value of the Stock Units Account shall be equal to the actual appreciation and depreciation of the Company Stock.

(ii) Allocation of Hypothetical Investment. Stock-Denominated Awards deferred pursuant to this Plan shall continuously be deemed invested in Stock Units until settlement of the Stock Units Account pursuant to Article V hereof, and the Participant shall not be entitled to reallocate Stock Units into any other investments.

(iii) Voting. Participants shall not be entitled to vote any Company Stock underlying either the Stock-Denominated Awards deferred under the Plan or the Stock Units held in their Stock Units Accounts.

(iv) Dividends. If the Company pays cash dividends or any other cash distributions with respect to the Company Stock, then an equivalent amount with respect to the Stock Units in a Participant’s Stock Units Account shall be credited to the Participant’s Fixed Income Fund Account. If there are any stock dividends or stock splits with respect to the Company Stock, then an equivalent amount with respect to the Stock Units in a Participant’s Stock Units Account shall be credited to the Participant’s Stock Units Account in the form of additional Stock Units.

        4.11    Annual Reporting. Within one hundred twenty (120) days following the end of each Plan Year, the Committee shall provide to each Participant a statement setting forth the value as of the last day of the preceding Plan Year in the Participant’s Deferred Compensation Account, including the contributions, withdrawals, earnings and losses.

        4.12    Rabbi Trust. The Employer may, at any time, in its sole and absolute discretion, transfer a Participant’s Deferred Compensation Account into a Rabbi Trust then in existence for the Plan; provided, however, said Trust shall substantially comply with (i) the terms and provisions of the model Rabbi Trust as set forth in Rev. Proc. 92-64, 1992-2 CB 422 as now existing or as subsequently modified, and (ii) the requirements of Section 409A of the Code.

ARTICLE 5.
PAYMENT OF DEFERRED COMPENSATION

        5.1    Payment Events. Each Participant shall be entitled to payment of deferred compensation equal to the amount of the vested balance of such Participant’s Deferred Compensation Account as of the earliest to occur of the following events selected by a Participant on his Deferral Election form (hereinafter “Payment Event”):

(a) Separation from Service (as defined in Section 2.26 above),

(b) Death,

(c) Disability (as defined in Section 2.13 above),

(d) Change in Control (as defined in Section 2.3 above), or

(e) In-service distribution as specified on a Deferral Election form.

        In addition to the above Payment Events, the Committee may, in its sole and absolute discretion, allow a Participant to withdraw amounts from his/her Deferred Compensation Account upon the happening of an Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. Any withdrawal approved by the Committee shall not exceed the amount necessary to meet the Unforeseeable Emergency.

        5.2    Form of Payment. Upon initially electing to participate in the Plan, a Participant shall also select, on the Deferral Election form, the form in which deferred compensation is to be paid to him/her following a Payment Event. A Participant who is not a Director may elect to receive payment in a lump sum or in monthly cash (except amounts held in the Stock Units Account must be distributed in the form of Company Stock) payments over a period not to exceed one hundred twenty (120) months. A Participant who is a Director may elect to receive payment in the following forms of payment: (i) a lump sum payment, (ii) a life annuity, (iii) a joint survivor annuity, or (iv) a monthly payment of a fixed amount which shall amortize the applicable amount in equal monthly payments of principal and interest over a period from two (2) to two hundred forty (240) months. The election may not be altered by the Participant after he/she commences participation in the Plan, except as set forth in Section 4.4 above. If a Participant fails to elect a form of payment, the Deferred Compensation shall be paid to him/her in monthly cash payments over a period of one hundred twenty (120) months if the Participant is not a Director and over two hundred forty (240) months if the Participant is a Director.

        5.3    Timing of Payment Event. Within sixty (60) days after the occurrence of a Payment Event, the Employer shall commence payment to the Participant or the Participant’s designated Beneficiary or legal representative, as the case may be, of the Participant’s Deferred Compensation Account, except as set forth below. The Deferred Compensation Account balance shall be paid pursuant to Section 5.2 above. Notwithstanding anything in the Plan to the contrary, if a Participant is deemed to be a Specified Employee at the time of Separation from Service, then any payments made on account of Separation from Service will be made or will commence on the first day of the month following the lapse of six (6) months after the date of the Separation from Service (or, if earlier, upon the death of a Participant). If payments are to made in monthly installments or in the form of an annuity and are delayed as set forth in the preceding sentence, then (a) the number of monthly installments shall remain the same, (b) the amount of the annuity payments shall be calculated based on the commencement date being the first day of the month following the lapse of six months after the date of the Separation from Service, and (c) the installments or annuity payments shall be paid each month, commencing as of the date set forth in the preceding sentence.

        5.4    Amount of Each Monthly Installment. The dollar amount of each monthly installment paid to a Participant or his or her Beneficiaries shall be determined by multiplying the value of the Participant’s vested Deferral Account as of the close of business on the day preceding such payment by a fraction. The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of monthly installments remaining to be paid to the Participant or his or her Beneficiaries, including the monthly installment for which the calculation is being made. For example, if a Participant elected to receive 12 annual installments, the amount of the first annual installment shall be 1/12th of the Participant’s vested Deferral Account, the second annual installment shall be 1/11th of the then remaining vested Deferral Account, and so on.

        5.5    Beneficiary Designation. Each Participant shall have the right to designate primary and contingent Beneficiaries to receive any payment which may be payable hereunder following the Participant’s death. Such beneficiary designation shall be delivered in writing to the Committee, and may be changed at any time by a subsequent written notice to the Committee. The last written designation delivered to the Committee prior to the Participant’s death shall control. Such beneficiary designation shall become effective only when received by the Committee. If a Participant fails to designate a Beneficiary, or if his/her Beneficiary designation is revoked by operation of law and he/she does not designate a new Beneficiary, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Deferred Compensation Account, remaining payments shall be made to the legal representative of the Participant’s estate. Any payment of a Participant’s Deferred Compensation Account in accordance with this Section 5.5 shall release the Employer from all future liability hereunder.

ARTICLE 6.
EMPLOYER CONTRIBUTIONS

        6.1    Phantom 401(k) Contributions. The Employer shall conditionally contribute into a Participant’s Deferred Compensation Account on the Contribution Date or at such other date pursuant to the Employer’s 401(k) plan an amount equal to the sum which the Employer would otherwise contribute into the Participant’s 401(k) account with respect to said Deferred Compensation assuming the Participant had not deferred any Compensation (“Phantom 401(k) Contribution”). The amount of a Phantom 401(k) Contribution shall be in accordance with the Employer’s 401(k) plan as of the date of the deferral, including any applicable vesting schedule with respect to said 401(k) contribution.

        6.2    Phantom ESOP Contribution. The Employer shall conditionally contribute into a Participant’s Deferred Compensation Account on the Contribution Date or at such other date in accordance with the Employer’s Employee Stock Ownership Plan (the “ESOP”) an amount equal to the sum which the Employer would otherwise contribute into the ESOP with respect to said Deferred Compensation assuming the Participant had not deferred any Compensation (“Phantom ESOP Contribution”). The amount of the Phantom ESOP Contribution and any vesting with respect to said contribution shall be in accordance with the terms and provisions of the Employer’s ESOP as of the time of said contribution.

        6.3    Investment of Phantom 401(k) Contribution and Phantom ESOP Contribution. Any Phantom 401(k) Contribution and/or Phantom ESOP Contribution made to a Participant’s Deferred Compensation Account shall be invested as directed by a Participant pursuant to this Plan.

ARTICLE 7.
CLAIM PROCEDURE

        7.1     Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

        7.2     Initial Claim. The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Employer within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The Employer shall review the claim itself or appoint an individual or an entity to review the claim.

            (a)    Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or appointee of the Employer prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claims is filed.

            (b)    Manner and Content of Denial of Initial Claims. If the Employer denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.

        7.3    Review Procedures.

            (a)    Request For Review. A request for review of a denied claim must be made in writing to the Employer within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Employer’s receipt of a request for review, unless special circum stances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

            The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

            (b)    Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Employer will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of the Plan on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Employer’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

        7.4     Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

        7.5     Legal Action. If the Employer fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

        7.6     Review by the Employer. Notwithstanding anything in this Plan to the contrary, the Employer may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.

ARTICLE 8.
MISCELLANEOUS

        8.1    Amendment and Termination of the Plan. The Board of Directors of the Employer may at any time amend the Plan, provided that no such action shall deprive any Participant, former Participant or Beneficiary of any payment of Deferred Compensation to which the Participant, former Participant or Beneficiary may have been entitled under the Plan prior to the effective date of such action. Any Employer may terminate its participation in the Plan at any time following termination of the Plan, and payment of the Deferred Compensation shall be made in accordance with the provisions of Article 5, except as set forth in Section 8.2(b) below. Notwithstanding anything in the Plan to the contrary, the Board of Directors of the Employer may amend in good faith any terms of the Plan or the Deferral Election form, including retroactively, in order to comply with Section 409A of the Code.

        8.2    Effect of Amendment or Termination.

            (a)    General. No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 8.2(b) below. No additional deferrals shall be made to the account of a Participant, but the Employer shall continue to credit gains and losses pursuant to Section 4.10 until the balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.

            (b)    Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 8.2(b). The Employer may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)	the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Employer that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Employer irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)	the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Employer and (1) all arrangements sponsored by the Employer that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Employer take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Employer take all necessary action to irrevocably terminate the arrangements, and (4) the Employer does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Employer takes all necessary action to irrevocably terminate the Plan; or

(iii)	the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by a Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.”

        8.3    Status of Participants.The Plan constitutes a mere promise by the Employer to pay Deferred Compensation to Participants, former Participants or Beneficiaries in the future. The right of a Participant, former Participant or Beneficiary to receive a payment of Deferred Compensation hereunder shall be an unsecured claim against the general assets of the applicable Employer, and neither the Participant, former Participant nor any Beneficiary shall have any rights in or against any specific assets of the Employer. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained in the employ of the Employer or any affiliate of the Employer.

        8.4    Limitation on Alienation.A Participant’s right to receive payments under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

        8.5    Pronouns. Whenever used in this Plan, the singular form shall mean or include the plural form, where applicable, and vice versa.

        8.6    Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of Nebraska.

        8.7    Severability. If any provisions of this Plan shall be held invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

        8.8    Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

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        IN WITNESS WHEREOF, TierOne Bank has adopted this amended and restated Plan as of the 20th day of December 2007, pursuant to the authority granted by the Board on December 20, 2007.

TIERONE BANK
By: /s/ Gilbert G. Lundstrom
Gilbert G. Lundstrom
Its: Chairman and Chief Executive Officer